As filed with the Securities and Exchange Commission on February 26, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cable One, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3060083
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

210 E. Earll Drive
Phoenix, Arizona 85012
(602) 364-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Performance-Based Restricted Stock Unit Award (Inducement Grant)
Service-Based Restricted Stock Unit Award (Inducement Grant)
(Full title of the plans)

Christopher J. Arntzen
Senior Vice President, General Counsel and Secretary
Cable One, Inc.
210 E. Earll Drive
Phoenix, Arizona 85012
(602) 364-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joseph D. Zavaglia
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

On December 22, 2025, Cable One, Inc. (the “Company”) approved grants to James A. Holanda of performance-based restricted stock units (“Inducement PSUs”) and service-based restricted stock units (“Inducement RSUs”) (both awards collectively, the “Inducement Awards”) as an inducement to his commencing employment with the Company as Chief Executive Officer, pursuant to the Performance-Based Restricted Stock Unit Agreement and Service-Based Restricted Stock Unit Agreement filed herewith as Exhibits 4.1 and 4.2, respectively.  Accordingly, this registration statement (this “Registration Statement”) registers 169,000 shares of common stock of the Company, issuable upon vesting and settlement of the Inducement PSUs and Inducement RSUs.

The Inducement Awards were approved by the Company’s Board of Directors and Compensation and Talent Management Committee thereof in reliance on New York Stock Exchange (“NYSE”) Listing Rule 303A.08, which exempts equity grants that are inducements material to the individual’s entering into employment with the Company from the general requirement of the NYSE Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), the information specified in Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on February 26, 2026 (the “Form 10-K”);

2.
The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders filed with the Commission on April 8, 2025 that are responsive to the information required by Part III of the Form 10-K;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on June 3, 2025 and December 31, 2025;

4.
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s latest annual report referred to in paragraph (1) above; and

5.
The description of the Company’s common stock contained in Amendment No. 4 to the Company’s Registration Statement on Form 10 (No. 001-36863), filed with the Commission on June 4, 2015, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or (4) for any transaction from which a director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation, as amended on May 23, 2022 (the “Certificate of Incorporation”), provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may also indemnify any such person who was, is or is threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, therein, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred in connection therewith. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Company’s Amended and Restated By-laws, as amended on November 18, 2022 (the “By-laws”), provide that the Company must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the By-laws, agreement, vote of stockholders, vote of disinterested directors or otherwise. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a director or officer in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Company’s board of directors pursuant to the applicable procedure outlined in the By-laws.

The foregoing summaries are necessarily subject to the complete text of the provisions of the DGCL, the Certificate of Incorporation, the By-laws and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Page or Method of Filing
5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.	Filed herewith
10.1*	Performance-Based Restricted Stock Unit Award Agreement (Inducement Grant)	Filed herewith
10.2*	Service-Based Restricted Stock Unit Award Agreement (Inducement Grant)	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page hereto
107	Filing Fee Table	Filed herewith

* Certain schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule (or similar attachment) to the Commission upon request.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 26th day of February, 2026.

CABLE ONE, INC.

By:	/s/ Todd M. Koetje
	Name:	Todd M. Koetje
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James A. Holanda and Todd M. Koetje, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James A. Holanda	Chief Executive Officer	February 26, 2026
James A. Holanda	(Principal Executive Officer)

/s/ Todd M. Koetje	Chief Financial Officer	February 26, 2026
Todd M. Koetje	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mary E. Meduski	Chair of the Board	February 26, 2026
Mary E. Meduski

/s/ Brad D. Brian	Director	February 26, 2026
Brad D. Brian

/s/ Deborah J. Kissire	Director	February 26, 2026
Deborah J. Kissire

/s/ Sherrese M. Smith	Director	February 26, 2026
Sherrese M. Smith

/s/ P. Robert Bartolo	Director	February 26, 2026
P. Robert Bartolo

/s/ Wallace R. Weitz	Director	February 26, 2026
Wallace R. Weitz

/s/ Katharine B. Weymouth	Director	February 26, 2026
Katharine B. Weymouth